UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2005

DEL LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-5439	13-1953103
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

178 EAB Plaza Uniondale, NY		11556
(Address of principal executive offices)		(Zip Code)

(516) 844-2020
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

Pursuant to Regulation FD, the registrant furnishes the following information:

We estimate that our net sales for the three months ended September 30, 2005 will be in the range of approximately $104.0 million to $105.5 million, compared with net sales of $115.6 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, we estimate that our net sales will be in the range of approximately $302.0 million to $303.5 million, compared with net sales of $301.6 million for the nine months ended September 30, 2004. The decrease in estimated net sales for the third quarter of 2005 compared with the third quarter of 2004 is due to a number of factors. In the third quarter of 2004, net sales included incremental sales that should have been shipped in the second quarter of 2004 but were delayed as a result of production start-up problems in the first half of 2004 as we transferred our principal manufacturing operations to Rocky Point, North Carolina from Farmingdale, New York. Second, in the third quarter of 2004, we introduced a new promotional nail color product line (not intended as a permanent part of our Sally Hansen® franchise), which resulted in incremental sales in the third quarter of 2004. In addition, during the third quarter of 2005, we experienced supply chain inefficiencies resulting in missed or delayed sales, which led to significant lost sales during the quarter. We have taken steps to address this issue, including our recent implementation of process improvements, management changes and the hiring of the Synergetics Installations Worldwide, Inc. consulting group.

We estimate that our Adjusted EBITDA for the three months ended September 30, 2005 will be in the range of approximately $16.0 million to $17.6 million, compared with Adjusted EBITDA of $17.4 million for the three months ended September 30, 2004. In calculating Adjusted EBITDA for the third quarter of 2004, we add back to net income of $6.5 million the following items: income tax expense of $4.4 million, interest expense, net, of $0.8 million, depreciation and amortization of $4.3 million, merger and other expenses of $0.9 million and a non-cash loss relating to the disposition of obsolete inventory of $0.5 million. In estimating our range of Adjusted EBITDA for the third quarter of 2005, we include estimated interest expense, net, of approximately $7.3 million, estimated depreciation and amortization of approximately $5.4 million, estimated merger, severance and related non-cash adjustments of approximately $4.4 million and estimated other expenses of approximately $2.6 million. We also expect to include a significant non-cash loss relating to the disposition of obsolete inventory in accordance with our credit agreement (which permits us to include up to $5.0 million per year for losses relating to the disposition of excess, surplus or obsolete inventory and for specified restructuring charges). We are not currently in a position to provide estimated reconciliation data for the third quarter of 2005 for such inventory obsolescence loss, net income or income tax expense because we are still in the process of closing our books for the third quarter, as described further below.

Because of the January 2005 merger transaction, the application of purchase accounting and the cost savings initiatives we have implemented since the merger, our financial data, including Adjusted EBITDA, for periods prior to January 31, 2005 generally will not be comparable to our financial data for periods after January 31, 2005.

Our estimates of net sales and Adjusted EBITDA are derived from preliminary results of operations for the three months ended September 30, 2005 and are subject to completion of our interim financial statements for the third quarter which we expect to issue on or about November 14, 2005. Our net sales comprise gross sales less actual and estimated future product returns, and less various trade and promotional discounts and allowances. Our actual net sales for the three and nine months ended September 30, 2005 may differ from our preliminary estimates due to a number of factors, including the amount of product returns and customer deductions we actually receive before the date we close our books for the third quarter and other closing adjustments. Our actual Adjusted EBITDA for the third quarter of 2005 may differ from our estimated range due to, among other factors, product returns, customer deductions, incremental reserves and allowances which may be required for accounts receivables, inventory and other assets, as well as other closing adjustments.

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In calculating Adjusted EBITDA, we adjust for certain items and expenses in accordance with the definition of Consolidated EBITDA in our credit agreement (and, in the case of Adjusted EBITDA for the third quarter of 2004, as if the credit agreement had been in effect for such period). “Consolidated EBITDA,” as the term is defined in our credit agreement and used for purposes of the financial covenants therein, consists of our consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual and non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions being developed by us in conjunction with Synergetics, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and certain sponsor monitoring fees. Adjusted EBITDA is not a recognized term under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, the presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We present Adjusted EBITDA because it is a financial measure that is used in the financial maintenance covenants in our credit agreement and because we believe it provides additional information to investors about our historical performance.

Although our interim financial statements for the third quarter of 2005 are subject to completion, based on our estimated range of Adjusted EBITDA for the third quarter of 2005, we may not be in compliance with our credit agreement’s debt to Consolidated EBITDA leverage ratio covenant as of September 30, 2005. If we fail to comply with this covenant, we would anticipate seeking to obtain an appropriate waiver or amendment from our lenders, but there can be no assurance that we would be able to obtain any such waiver or amendment.

Disclosure Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this report, including, without limitation, statements regarding our estimates of net sales and Adjusted EBITDA and credit agreement covenant compliance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. We can give no assurance that our estimates or expectations reflected in these forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from our estimates or expectations, or “cautionary statements,” include, without limitation, the factors disclosed above relating to the closing process for the third quarter of 2005 and the following:

•	delays in introducing new products or failure of consumers to accept new products;

•	actions by competitors which may result in mergers, technology improvement or new product introductions;

•	our ability to realize cost savings and operational improvements;

•	our dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains;

•	changes in fashion-oriented color cosmetic trends;

•	the effect on sales of lower retailer inventory targets;

•	the effect on sales of political and/or economic conditions;

•	our estimates of costs and benefits, cash flow from operations and capital expenditures;

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•	interest rate or foreign exchange rate changes affecting us;

•	regulatory requirements and government regulatory action;

•	failure to maintain satisfactory compliance with good manufacturing practice, or GMP, requirements;

•	changes in product mix to products which are less profitable;

•	shipment delays;

•	depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities;

•	foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities;

•	the relative prices at which we sell our products and our competitors sell their products in the same market;

•	our operating and manufacturing costs outside of the United States;

•	changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, us in the United States and/or abroad;

•	trends in the general economy; and/or

•	our ability to obtain any appropriate waiver or amendment from the lenders under our credit agreement.

We undertake no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL LABORATORIES, INC.

By:	/s/ Joseph Sinicropi
Name:	Joseph Sinicropi
Title:	Executive Vice President and Chief Financial Officer

Date: October 20, 2005